Exhibit 4.2
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				The Todd-AO Corporation
				INCENTIVE STOCK OPTION AGREEMENT
				1995 Stock Option Plan
				BASIC TERMS

Name of Optionee:

Number of Class A Shares covered by Option:
(See Section 3 of the Administrative Provisions)

Date of Grant:

Exercise Price:
(See Sections 2 and 3 of the Administrative Provisions)

Vesting:

	Eligibility Date				Number of Shares






	Total

(See Sections 4 and 5 of the Administrative Provisions)

First Exercise Date:

Expiration Date:

Signatures:

	The Basic Terms set forth above and the attached Administrative Provisions (6 pages total) together constitute the Incentive Stock Option Agreement between the Optionee and the Company. Subject to the terms and conditions therein contained, the Company hereby grants, and the Optionee hereby accepts, a stock option pertaining to shares of the Company's Class A
Common Stock.

The Todd-AO Corporation			  Optionee:


Silas R. Cross
Vice President/Treasurer				Printed Name:

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			INCENTIVE STOCK OPTION AGREEMENT
			1995 Stock Option Plan
			Administrative Provisions

1. DEFINITIONS. As used in the Basic Terms and the Administrative Provisions, the following terms have the indicated meanings:

	1.1.  Act.  "Act" shall mean the Securities Act of 1933, as amended.

	1.2. Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

	1.3. Company. "Company" shall include The Todd-AO Corporation and any of its subsidiary corporations which meet the definition set forth in
Section 425 (f) of the Code.

	1.4. Committee. "Committee" shall mean the Committee appointed by the Board of Directors to administer the Plan.

	1.5. Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

	1.6. Incentive Options. "Incentive options" shall be those options described in Section 422(a) of the Code.

	1.7. Non-Qualified Options. "Non-qualified options" shall mean options which are not incentive options.

	1.8. Plan. "Plan" shall mean the Company's 1986 Stock Option Plan, as amended.

	1.9. Shares. Unless the context otherwise requires, "shares" shall mean the shares of the Company's Class A Stock.

2. EXERCISE PRICE. The exercise price per share shown in the Basic Terms is hereby acknowledged to be at least 100% of the fair market value of the Class A Common Stock at the date of grant.

3. ADJUSTMENTS. Adjustments to the shares covered by the option and the exercise price shall be made as follows:

	3.1. Recapitalizations. The number of shares of Stock covered by the option and the exercise price shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from: (i) a subdivision or consolidation of shares;
(ii) the payment of a stock dividend of more than 2%; or (iii) any other increase or decrease of more than 2% in the number of issued and outstanding shares of Common Stock effected without receipt of consideration by the Company.

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 	3.2.  Rights Offerings.  In the event the Company shall issue rights, warrants or options to its shareholders on a pro rata basis entitling them to purchase shares of Class A or Class B Stock at a price less than the fair market value of such Stock, the option price shall be proportionately reduced (and/or the number of shares subject to the option proportionately increased) to reflect as nearly as practicable the benefit that the option holder would have received had the option been exercised immediately prior to the record date for such rights, warrants or options.

	3.3.  Reorganizations.  If any merger, consolidation or similar transaction in which the Company is the surviving corporation (and which is not a Change in Control as hereinafter defined) shall affect any outstanding option under the Plan, the Committee shall take such action as is equitable or appropriate to substitute a new option for such affected option and to make the new option equivalent to the affected option as nearly as practicable.

	3.4.  Changes in Control-Definition.  A "Change in Control" shall be deemed to have occurred if:

		(a) there shall be consummated (i) any reorganization, consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, or (ii) any sale or other transfer of all or substantially all of the Company's assets (in one transaction or a series of related transactions); or

		(b) the stockholders of the Company shall have approved a plan or proposal for the liquidation or dissolution of the Company; or

		(c) there shall be consummated a sale to any person or group (as defined in the Securities Exchange Act of 1934) of Class A and/or Class B shares entitled to cast more than 50% of the total combined votes of all outstanding
Class A and Class B Shares; or

		(d) the Board of Directors of the Company shall otherwise have determined that a Change in Control has otherwise occurred.

	3.5. Changes in Control--Effect. A Change in Control shall cause each outstanding option to terminate effective one hundred eighty days after the consummation thereof, unless any agreement relating to a Change in Control shall otherwise provide. Notwithstanding the foregoing, agreements relating solely to a transaction described in paragraph (c) of Section 3.6 may not terminate an outstanding option earlier than one hundred eighty days after the consummation thereof unless the optionee consents to an earlier termination. Effective concurrently with the Change in Control (whether or not the option is terminated or affected by the Change in Control) each optionee shall be entitled to exercise his option in full without regard to any limitations on exercisability and such option shall be considered fully vested.

	3.6. Committee's Authority. The Committee, in its discretion, shall make such other and further adjustments are equitable and appropriate with respect to any transaction affecting the capitalization of the Company.

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 	3.7.  Company's Rights Unimpaired.  Nothing contained in this agreement shall in any way affect the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

4. VESTING. The Optionee will become eligible to exercise the option in installments as set forth in the Basic Terms. Except as specifically otherwise provided herein, if the Optionee ceases to serve as an employee prior to the eligibility date of an installment, the option shall terminate with respect to that installment (without pro ration for fractional years of service) and all subsequent installments. After the optionee has become eligible to exercise an installment, the right to exercise with respect to that installment shall remain in effect until the expiration or sooner termination of the option. No partial exercise will be permitted for less than ten shares.

5.  TERMINATION OF SERVICES.

	5.1. Termination on of Relationship-Generally. In the event that the Optionee shall cease to be an employee of the Company for any reason other than his death or disability, his option shall be exercisable, to the extent it was exercisable at the date he ceased to be an employee, for a period of three months after such date and prior to the date on which the option expires by its terms. If not so exercised, the option shall terminate.

	5.2. Death or Disability. If the Optionee dies or becomes permanently disabled within the meaning of Section 22(e)(3) of the Code while an employee of the Company, or within the three-month period after termination of such status during which he is permitted to exercise an option in accordance with Section 11.1, such option may, to the extent it was exercisable at the time of death or disability, be exercised for a period not to exceed the lesser of: (i) one year after the optionee's death or disability; or
(ii) the period prior to the date on which the option expires by its terms.
In the event of death, the option may be exercised by any person or persons designated by the Optionee on a Beneficiary Designation Form adopted by the Committee for such purpose, or, if there is no effective Beneficiary Designation Form on file with the Committee, by the executors or administrators of the Optionee's estate or by any person or persons who shall have acquired the option directly from the Optionee by his will or the applicable law of descent and distribution. As a condition to acquiring any rights under this Agreement, any such successor to the Optionee shall execute such documents as the Company shall reasonably request.

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6.  COMPLIANCE WITH SECURITIES LAWS.  Notwithstanding anything to the contrary herein, the option shall not be exercisable until the completion of any listing, registration or qualification procedure with any securities exchange or federal or state governmental authority which the Committee deems, in its sole discretion, necessary or desirable. Unless the shares issuable upon exercise of an option have been registered under the Act, the option holder shall, as a condition of issuance, provide written representations satisfactory to the Company's counsel to the effect that the shares are being acquired for the optionee's own account as an investment and not with a view to, or for sale in connection with, the distribution of any such shares and that no transfers of the shares shall be made except in compliance with the Act and any rules and regulations promulgated thereunder. A legend to this effect may be endorsed upon unregistered shares so issued.

7. TERMINATION DATE. Notwithstanding any other provision of this Agreement, this option is not exercisable after August 31, 2004.

8. MANNER OF EXERCISE. This option may be exercised by giving written notice of exercise to the Company in such form as the Committee may from time to time determine, specifying the number of shares to be purchased and accompanied by full payment of the exercise and the amount of any income or other tax the Company is required by law to withhold by reason of such exercise. The exercise price shall be payable in cash or, in the discretion of the Committee, in shares of Common Stock or in a combination of cash and such shares. For purposes of computing the exercise price, shares surrendered will be valued at their fair market value on the date of exercise.

9. RESTRICTIONS ON TRANSFER. This option shall be exercisable during the Optionee's lifetime only by the Optionee and shall be nontransferable by the Optionee otherwise than by will, the laws of descent and distribution or pursuant to "qualified domestic relations orders" as defined in the Code. Except as aforesaid, this option shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge or otherwise dispose of the option contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process, the option and all associated rights shall immediately become null and void.

10. DISQUALIFYING DISPOSITIONS. Optionee acknowledges that under current provisions of the Code: (i) no taxable income is recognized upon exercise of an incentive stock option provided that the Shares are held at least one year after exercise and are not disposed of within two years from the date of grant; (ii) the amount by which the fair market value of the Shares at the time of exercise exceeds the exercise price will be an item of tax preference which may be subject to the alternative minimum tax; (iii) any gain or loss recognized upon the disposition of such shares by the optionee after the one year and two-year periods described above will be treated as long-term capital gain or loss; and (iv) any sales or dispositions of the Shares prior to the expiration of such one year and two year periods will require the Optionee to recognize taxable income equal to the amount by which the fair market value of the Shares (at the time of exercise) exceeds the exercise price, in addition to any other income which may be recognizable because of such transactions.

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11.  NO RIGHTS AS SHAREHOLDER.  Neither the Optionee nor any successor shall have any rights or privileges as a shareholder of the Company with respect to any shares issuable upon the exercise of the option prior to the issuance of a stock certificate representing such shares.

12. INDEPENDENCE OF RELATIONSHIP. Nothing in this agreement shall constitute an employment contract or be construed as limiting in any respect whatsoever the rights of the Company to terminate or change the terms of the employment of the Optionee, at any time for any reason whatsoever, with or without good cause.

13. INTERPRETATION BY COMMITTEE. The Committee shall have the power to interpret this Agreement and adopt procedures for its administration. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

14.  MISCELLANEOUS.

	14.1. Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to The Todd-AO Corporation at 900 Seward Street, Hollywood, California 90038 or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Optionee shall be addressed to the Optionee at the address shown by the Company's personnel records or at any such other address as the Optionee may hereafter designate in writing. Any such notice shall be deemed to have been duly given when deposited in the U. S. Mail, registered or certified, postage prepaid.

	14.2. Successors. Subject to the limitations on exercisability and transferability contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.

	14.3. Severability. In the event that any provision in this Agreement shall be invalid or unenforceable, such provision shall be severable from this Agreement and its invalidity or unenforceability shall not be construed to have any effect on the remaining provisions of this Agreement.